Exhibit 10.25

NOTICE OF CONFIDENTIALITY RIGHTS: IF YOU ARE A NATURAL PERSON, YOU MAY REMOVE OR STRIKE ANY OF THE FOLLOWING INFORMATION FROM THIS INSTRUMENT BEFORE IT IS FILED FOR RECORD IN THE PUBLIC RECORDS: YOUR SOCIAL SECURITY NUMBER OR YOUR DRIVER’S LICENSE NUMBER

OIL, GAS AND MINERAL LEASE

THIS AGREEMENT made this 26th day of APRIL, 2004, between George E. Watzlavick, Independent Executor under the will of Ruby Eilert, Lessor (whether one or more), whose address is P.O. Box 2, Shiner, Texas 77984 and ENERGYTEC, INC, 14785 Preston Road, Suite 550, Dallas, Texas 75240, Lessee, WITNESSETH:

1. Lessor in consideration of Ten and Other Good and Valuable Consideration Dollars ($10.00 and OGVC ), in hand paid, of the royalties herein provided, and of the agreements of Lessee herein contained, hereby grants, leases and lets exclusively unto Lessee for the purpose of investigating, exploring, prospecting, drilling for and producing oil, gas and all other minerals, conducting exploration, geologic, and geophysical surveys by seismograph, core test, gravity and magnetic methods, laying pipe lines, building roads, tanks, telephone lines and other structures thereon, to produce, save, take care of, treat, transport and own said products, the following described land in TITUS COUNTY, TEXAS, to-wit:

160 acres of land, more or less, out of the James T. Smith Survey No 548. being the land described in that certain Warranty Deed dated August 9, 1935 from W.G. gray and his wife, Mrs. Jamie Gray to Henry Garbade, recorded in Volume 81, Page 560 of the deed of records of Titus County, Texas.

2. This is a paid up lease and subject to the other provisions herein contained, this lease shall be for a term of 3 (three) years from this date (called primary term) and as long thereafter as oil, gas or other mineral is produced from said land or land with which said land is pooled hereunder.

3. As royalty, lessee covenants and agrees; (a) to deliver to the credit of lessor, in the pipelines to which lessee may connect its wells, the equal one-sixth part of all oil produced and saved by lessee from said land, or from time to time, at the option of lessee, to pay lessor the average posted market price of such one-sixth part of such oil at the wells as of the day it is run to the pipe line or storage tanks, lessor’s interest, in either case, to bear one-sixth of the cost of treating oil to render it marketable pipe line oil; (b) to pay lessor for gas and casinghead gas produced from said land (1) when sold by lessee, one-sixth of the amount realized by lessee, computed at the mouth of the well, or (2) when used by lessee off said land or in the manufacture of gasoline or other products, one-sixth of the amount realized from the sale of gasoline or other products extracted therefrom and one-sixth of the amount realized from the sale of residue gas after deducting the amount used for plant fuel and/or compression; (c) To pay lessor on all other minerals mined and marketed or utilized by lessee from said land, one-tenth either in kind or value at the well or mine at lessee’s election, except that on sulphur mined and marketed the royalty shall be per long ton. If, at the expiration of the primary term or at any time or times thereafter, there is any well on said land or on lands with which said land or any portion thereof has been pooled, capable of producing oil or gas, and all such wells are shut-in, this lease shall, nevertheless, continue in force as though operations were being conducted on said land for so long as said wells are shut-in, and thereafter this lease may be continued in force as if no shut-in had occurred. Lessee covenants and agrees to use reasonable diligence to produce, utilize, or market the minerals capable of being produced from said wells, but in the exercise of such diligence, lessee shall not be obligated to install or furnish facilities other than well facilities and ordinary lease facilities of flow lines, separator, and lease tank, and shall not be required to settle labor trouble or to market gas upon terms unacceptable to lessee. If, at any time or times after the expiration of the primary term, all such wells are shut-in for a period of ninety consecutive days, and during such time there are no operations on said land, then at or before the expiration of said ninety day period, lessee shall pay or tender, by check or draft of lessee, as royalty, a sum equal to for each acre of land then covered hereby. Lessee shall make like payments or tenders at or before the end of each anniversary of the expiration of said ninety day period if upon such anniversary this lease is being continued in force solely by reason of the provisions of this paragraph. Each such payment or tender shall be made to the parties who at the time of payment would be entitled to receive the royalties which would be paid under this lease if the wells were producing, and may be deposited in the (at request of Lessor send to address shown above, which shall continue as the depositories, regardless of changes in the ownership of shut-in royalty. If at any time that lessee pays or tenders shut-in royalty, two or more parties are, or claim to be, entitled to receive same, lessee may, in lieu of any other method of payment herein provided, pay or tender shut-in royalty, in the manner above specified, either jointly to such parties or separately to each in accordance with their respective ownerships thereof, as lessee may elect. Any payment hereunder may be made by check or draft of lessee deposited in the mail or delivered to the party entitled to receive payment or to a depository bank provided for above on or before the last date for payment. Nothing herein shall impair lessee’s right to release as provided in paragraph 5 hereof. In the event of assignment of this lease in whole or in part, liability or payment hereunder shall rest exclusively on the then owners of this lease, severally as to acreage owned by each.

4. Lessee, at its option, is hereby given the right and power to pool or combine the acreage covered by this lease or any portion thereof as to oil and gas, or either of them, with any other land covered by this lease, and/or with any other land, lease or leases in the immediate vicinity thereof to the extent hereinafter stipulated, when in Lessee’s judgment it is necessary or advisable to do so in order properly to explore, or to develop and operate said leased premises in compliance with the spacing rules of the Railroad Commission of Texas, or other lawful authority, or when to do so would, in the judgment of Lessee, promote the conservation of oil and gas in and under and that may be produced from said premises. Units pooled for oil hereunder shall not substantially exceed 40 acres each in area, and units pooled for gas hereunder shall not substantially exceed in area 640 acres each plus a tolerance of ten percent (10%) thereof, provided that should governmental authority having jurisdiction prescribe or permit the creation of units lager than those specified, for the drilling or operation of a well at a regular location or for obtaining maximum allowable from any well to be drilled, drilling or already drilled, units thereafter created may conform substantially in size with those prescribed or permitted by governmental regulations. Lessee under the provisions hereof may pool or combine acreage covered by this lease or any portion as above provided as to oil in any one or more strata and as to gas in any one or more strata. The units formed by pooling as to any stratum or strata need not conform in size or area with the unit or units into which the lease is pooled or combined as to any other stratum or strata, and oil units need not conform as to area with gas units. The pooling in one or more instances shall not exhaust the rights of the Lessee hereunder to pool this lease or portions thereof into other units. Lessee shall file for record in the appropriate records of the county in which the leased premises are situated an instrument describing and designating the pooled acreage as a pooled unit; and upon such recordation the unit shall he effective as to all parties hereto, their heirs, successors, and assigns, irrespective of whether or not the unit is likewise effective as to all other owners of surface, mineral, royalty, or other rights in land included in such unit. Lessee may at its election exercise its pooling option before or after commencing operations for or completing an oil or gas well on the leased premises, and the pooled unit may include, but it is not required to include, land or leases upon which a well capable of producing oil or gas in paying quantities has theretofore been completed or upon which operations for the drilling of a well for oil or gas have theretofore been commenced. In the event of operations for drilling on or production of oil or gas from any part of a pooled unit which includes all or a portion of the land covered by this lease, regardless of whether such operations for drilling were commenced or such production was secured before or after the execution of this instrument or the instrument designating the pooled unit, such operations shall be considered as operations for drilling on or production of oil or gas from land covered by this lease whether or not the well or wells be located on the premises covered by this lease and in such event operations for drilling shall be deemed to have been commenced on said land within the meaning of paragraph 5 of this lease; and the entire acreage constituting such unit or units, as to oil and gas, or either of them, as herein provided, shall be treated for all purposes, except the payment of royalties on production from the pooled unit, as if the same were included in this lease. For the purpose of computing the royalties to which owners of royalties and payments out of production and each of them shall be entitled on production of oil and gas, or either of them, from the pooled unit, there shall be allocated to the land covered by this lease and included in said unit (or to each separate tract within the unit if this lease covers separate tracts within the unit) a pro rata portion of the oil and gas, or either of them, produced from the pooled unit after deducting that used for operations on the pooled unit. Such allocation shall be on an acreage basis-that is to say, there shall be allocated to the acreage covered by this lease and included in the pooled unit (or to each separate tract within the unit if this lease covers separate tracts within the unit) that pro rata portion of the oil and gas, or either of them, produced from the pooled unit which the number of surface acres covered by this lease (or in each such separate tract) and included in the pooled unit bears to the total number of surface acres included in the pooled unit. Royalties hereunder shall be computed on the portion of such production, whether it is oil and gas, or either of them, so allocated to the land covered by this lease and included in the unit just as though such production were from such land. The production from an oil well will be considered as production from the lease or oil pooled unit from which it is producing and not as production from a gas pooled unit; and production from a gas well will be considered as production from the lease or gas pooled unit from which it is producing and not from an oil pooled unit. The formation of any unit hereunder shall not have the effect of changing the ownership of any shut-in production royalty which may become payable under this lease. If this lease now or hereafter covers separate tracts, no pooling or unitization of royalty interest as between any such separate tracts is intended or shall be implied or result merely from the inclusion of such separate tracts within this lease but Lessee shall nevertheless have the right to pool as provided above with consequent allocation of production as above provided. As used in this paragraph 4, the words “separate tract” mean any tract with royalty ownership differing, now or hereafter, either as to parties or amounts, from that as to any other part of the leased premises.

5. If at the expiration of the primary term, oil, gas, or other mineral is not being produced on said land, or from the land pooled therewith, but Lessee is then engaged in drilling or reworking operations thereon, or shall have completed a dry hole thereon within 90 days prior to the end of the primary term, the lease shall remain in force so long as operations on said well or for drilling or reworking of any additional well are prosecuted with no cessation of more than 90 consecutive days, and if they result in the production of oil, gas or other mineral, so long thereafter as oil, gas, or other mineral is produced from said land, or from land pooled therewith. If, after the expiration of the primary term of this lease and after oil, gas, or other mineral is produced from said land, or from land pooled therewith, the production thereof should cease from any cause, this lease shall not terminate if Lessee commences operations for drilling or reworking within 90 days after the cessation of such production, but shall remain in force and effect so long as such operations are prosecuted with no cessation of more than 90 consecutive days, and if they result in the production of oil, gas, or other mineral, so long thereafter as oil, gas, or other mineral is produced from said land, or from land pooled therewith. Any pooled unit designated by Lessee in accordance with the terms hereof, may be dissolved by Lessee by instrument filed for record in the appropriate records of the county in which the leased premises are situated at any time after the completion of a dry hole or the cessation of production on said unit. In the event a well or wells producing oil or gas in paying quantities should be brought in on adjacent land and draining the leased premises, or land pooled therewith, Lessee agrees to drill such offset well or wells as a reasonably prudent operator would drill under the same or similar circumstances. Lessee may it at any time execute and deliver to Lessor or place of record a release or releases covering any portion or portions of the above described premises and thereby surrender this lease as to such portion or portions and be relieved of all obligations as to the acreage surrendered.

6. Lessee shall have the right at any time during or after the expiration of this lease to remove all property and fixtures placed by Lessee on said land, including the right to draw and remove all casing. When required by Lessor, Lessee will bury all pipe lines below ordinary plow depth, and no well shall be drilled within two hundred (200) feet of any residence or barn now on said land without Lessor’s consent.

7. The rights of either party hereunder may be assigned in whole or in part, and the provisions hereof shall extend to their heirs, successors and assigns; but no change or division in ownership of the land, or royalties, however accomplished, shall operate to enlarge the obligations or diminish the rights of Lessee; and no change or division in such ownership shall be binding on Lessee until thirty (30) days after Lessee shall have been furnished by registered U.S. mail at Lessee’s principal place of business with a certified copy of recorded instrument or instruments evidencing same. In the event of assignment hereof in whole or in part, liability for breach of any obligation hereunder shall rest exclusively upon the owner of this lease or of a portion thereof who commits such breach.

8. No obligation reasonably to develop the leased premises shall arise during the primary term Should oil, gas or other mineral in paying quantities be discovered on said premises, then after the expiration of the primary term. Lessee shall develop the acreage retained hereunder as a reasonably prudent operator, but in discharging this obligation it shall in no event be required to drill more than one well per forty (40) acres of the area retained hereunder and capable of producing oil in paying quantities and one well per 640 acres plus an acreage tolerance not to exceed 10% of 640 acres of the area retained hereunder and capable of producing gas or other mineral in paying quantities. If after the expiration of the primary term, Lessor considers that operations are not at any time being conducted in compliance with this lease, Lessor shall notify Lessee in writing of the facts relied upon as constituting a breach hereof, and Lessee, if in default, shall have sixty days after receipt of such notice in which to commence the compliance with the obligations imposed by virtue of this instrument.

9. Lessor agrees that Lessee at its option may discharge any tax, mortgage or other lien upon said land, either in whole or in part, and in event Lessee does so, it shall be subrogated to such lien with right to enforce same and apply royalties accruing hereunder toward satisfying same. Without impairment of Lessee’s rights under the warranty in event of failure of title, it is agreed that if this lease covers a less interest in the oil, gas, sulphur, or other minerals in all or any part of said land then the entire and undivided fee simple estate (whether Lessor’s interest is herein specified or not), or no interest therein, then the royalties, and other monies accruing from any part as to which this lease covers less than such full interest, shall be paid only in the proportion which the interest therein, if any, covered by this lease, bears to the whole and undivided fee simple estate therein. All royalty interest covered by this lease (whether or not owned by Lessor) shall be paid out of the royalty herein provided. Should any one or more of the parties named above as Lessor’s fail to execute this lease, it shall nevertheless be binding upon the party or parties executing the same.

10. Should Lessee be prevented from complying with any express or implied covenant of this lease, from conducting drilling or reworking operations thereon or from producing any oil, gas or other minerals therefrom by reason of scarcity of or inability to obtain or to use equipment or material, or by operation of force majeure, and Federal or state law or any order, rule or regulation of governmental authority, then while so prevented, Lessee’s obligation to comply with such covenant shall be suspended, and Lessee shall not be liable in damages for failure to comply therewith; and this lease shall be extended while and so long as Lessee is prevented by any such cause from conducting drilling or reworking operations on or from producing oil or gas from the lease premises; and the time while Lessee is so prevented shall not be counted against Lessee, anything in this lease to the contrary notwithstanding; and provided Lessee pays shut-in royalty as provided in the terms and provisions of this Oil & Gas Lease.

SEE EXHIBIT “A” ATTACHED HERETO FOR ADDITIONAL PROVISIONS

IN WITNESS WHEREOF, this instrument is executed on the date first above written.

/s/ George E. Watzlavick
George E. Watzlavick, Independent-Executor under the will of Ruby Eilert

STATE OF TEXAS	§
§
COUNTY OF LAVACA	§

This instrument was acknowledged before me on the 12th day of MAY , 2004, by George E. Watzlavick

/s/ Patricia Honish
Notary Public in and for The State Of Texas.

Notary’s name (printed): PATRICIA HONISH

Notary’s commission expires: 7-21-04

AFTER RECORDING RETURN TO:

G & H ASSOCIATES, INC.

P.O. BOX 7931

TYLER, TEXAS 75711

EXHIBIT ‘A’

11. Supplementing Paragraph 3 hereinabove and notwithstanding anything to the contrary contained in Paragraph 3 herein, the royalties provided for herein, to be paid to Lessor, are one-sixth.

12. Notwithstanding anything herein to the contrary, this lease covers and includes only oil and/or gas, which for all purposes of this lease are defined as, and are limited to, oil, gas, casinghead gas and other gaseous substances, distillate, condensate and associated hydrocarbon substances and all by-products of the foregoing and such sulphur as is produced through the well bore, necessarily with and incidental to the production of any of the foregoing. Wherever there appears in this lease the phrases “oil, gas and all other minerals”, “oil, gas or other mineral”, “oil gas or other minerals” or words of like import, such phrases are hereby deleted from this lease and there is substituted therefore the phrase “oil and/or gas”. All other minerals and substances of every kind or character not included in the above definition of oil and/or gas, together with all rights pertaining thereto, are expressly excepted from this lease.

13. Notwithstanding anything herein to the contrary, it is understood and agreed that in the event Lessee exercises its right to pool as provided for in Paragraph 4 hereof, and less than the full amount of acreage covered by this Lease is placed in any unit, then production, drilling or reworking operations on any such unit in which such acreage is pooled shall be treated as production, drilling or reworking operations only on the acreage covered by this Lease, and placed in such unit, and shall not be considered as production, drilling or reworking operations on any acreage covered by this Lease and not placed in said unit. This Lease, during any period in which it is being so maintained as to part of the land covered hereby, may be maintained as to the remainder not so pooled, by production, drilling or reworking operations, or, during the primary term, by such paid-up Lease.

14. Lessee’s right to maintain this lease solely by virtue of the shut-in gas well royalty payments provided for in paragraph 3 hereof, is hereby limited to a period of no longer than two (2) consecutive years (or for lesser periods which aggregate together two (2) years) immediately following the date said well is shut-in.

15. Lessor, or its representatives, shall at all times at Lessor’s own risk, have full and complete access to the location of any and all wells drilled on the lands subject to this lease, or pooled therewith, on request of Lessor and within a reasonable time thereafter, not exceeding sixty (60) days, furnish on a confidential basis to Lessor free of cost (a) copies of all tests conducted on the well and copies of core analyses and all electrical, sonic, nuclear, induction or other similar surveys, (b) complete copy of drilling or driller’s logs of the completed well from the surface to the total depth, (c) copy of plugging report if well is plugged or abandoned, (d) reports of oil, water and gas produced during completion and thirty (30) days after a well has been placed on production and (e) upon request and from time to time, such other pertinent information concerning the producing wells or dry holes drilled by Lessee on lands pooled with the leased premises as Lessor may desire, and same to be examined at Lessee’s Office with reasonable notice by Lessor. And Lessee agrees, upon written request, to provide Lessor, a copy of the Daily Drilling Report, by mail or facsimile, with respect to any well being drilled on land in which such premises may be pooled.

16. Lessor’s royalty herein shall be free royalty and in no event shall Lessor be charged for transportation, dehydration, compression, treatment, and other similar cost necessary to market such hydrocarbons; however, Lessee is authorized to deduct all state, federal or local taxes levied or assessed against such hydrocarbons and applicable to the interest of Lessor. All post-production costs including, but not limited to, the cost of producing, gathering, storing, separating, treating, dehydrating, compressing, processing, manufacturing, transporting, and marketing the oil and/or gas produced hereunder, shall be paid by Lessee. Lessee shall directly reimburse Lessor for any such charges or expenses made or charged to Lessor and withheld by a purchaser, by Lessee, or by others.

17. Anything contained to the contrary notwithstanding, it is understood and agreed that Lessor shall receive the same price for his gas as received by Lessee under a bona fide gas sales contract entered into by Lessee with an independent third part purchaser.

18. Any division order tendered to Lessor pursuant to this oil and gas lease shall be used solely to ascertain the Lessor’s interest in a particular well and/or unit, and any further provisions may be stricken or disregarded by Lessor.

19. Lessee shall pay to Lessor their royalty within 90 days of the sale by Lessee of such oil and gas produced from the land herein leased or from any land with which it may be unitized, or after the curing of all significant title defects, whichever is later. Liquidated damages for failure to timely make such payment shall be one and one-half percent (1-1/2%) per month of the royalty due Lessor. If Lessee fails to comply with the provisions of this Paragraph, then Lessor shall at their option, have the right to terminate this Lease Agreement. Lessor shall, however, give written notice of such intention to Lessee and Lessee shall have 30 days in which to comply with the requirements and failure to comply herewith shall cause a forfeiture of this oil and gas lease. The rights of Lessor under this Paragraph shall be in addition to, and not in lieu of, all rights Lessor may have as to payment of under V.T.C.A. Natural Resources Code, Section 91.401 through 91.405.

20. If this lease is still in force and effect pursuant to its terms and conditions, then nothing herein contained to the contrary, it is understood and agreed that this lease shall terminate at the end of the primary term (or any time subsequent thereto if held by production) as to all those strata which lie below a depth of one-hundred (100) feet below the deepest sand or other formation from which oil or gas is being produced in paying quantities upon the land herein leased, or lands upon which this tract of land is pooled or unitized with, unless otherwise maintained by drilling or re-working operations prosecuted with due diligence and no lapse of more than ninety (90) days between completion or abandonment of one well and the commencement of operations for drilling the next well or wells, and such producing depths shall be determined by a Schlumberger, Halliburton or other electric log surveys, which Lessee shall cause to be run, and upon the written request of Lessor a copy of said electric log survey or surveys shall be furnished to Lessor. Upon the completion of drilling operations upon the land covered by this lease or upon land which this tract is pooled or unitized with, in accordance with the development provisions herein, and upon written request by Lessor, the Lessee shall deliver to Lessor within thirty (30) days, a release in recordable form, releasing this lease as to all interest below the effective depth of this lease as hereinabove provided, and Lessor, their heirs or assigns shall have the right to prospect or drill for, develop, produce, extract and take there from all such oil and/or gas from such depths and horizons not remaining in force pursuant to the terms of this lease. If Lessee fails to promptly release that portion of this lease that would become cancelled pursuant to the provisions of this paragraph, Lessor may execute and file of record an affidavit of forfeiture which shall become conclusive evidence of the forfeiture of the cancelled portion thereof.

21. Lessee shall during the term of this lease, maintain the premises in a good ecological condition. Lessee, its heirs, successors, and assigns shall indemnify and hold Lessor harmless from all liability, including costs of whatever kind or amount, arising out or resulting from failure to comply, whether through negligence or otherwise, with all applicable federal and/or state Environmental Laws, including but not limited to RCRA and CERCLA (and as they may be reauthorized and/or amended), and all other federal and state laws, including the common law, in producing, generating, processing, handling, treating, storing, releasing or threatening to release, transporting, or disposing of all substances, including but not limited to hazardous substances and hazardous wastes, on or from the lease premises. Lessee’s indemnity also includes all liability arising out of or resulting from any failure to comply with federal and/or state Environmental Laws, including but not limited to RCRA and CERCLA (and as they may be reauthorized and/or amended), and all other federal and state laws, including the common law which apply to oil and gas exploration, drilling, development, production, treating, storage, disposal, transportation, marketing, processing, abandonment, and related activities at any site on the lease premises. Lessee’s obligations created by this paragraph are continuing obligations which will continue in effect, and be enforceable by Lessor, even after the lease terminates or otherwise ceases to burden the lease premises.

22. Lessee shall level all pits or excavations made by it in its operations hereunder promptly after the termination of its use thereof and shall construct and maintain fences surrounding such pits or excavations to turn livestock until such time as said pits or excavations are leveled. Lessee shall pay the Surface Owner for all injury or damage done or caused by Lessee in its operations hereunder to any buildings, fences, roads, roadway easements, culverts, trees, turf, lands, growing crops or other improvements on said land or to livestock on said land. Also it is expressly agreed and provided that if any salt water or other deleterious substances shall come from or in any manner be extracted or produced from said well or as the result of any drilling operations, then Lessee, his successors and/or assigns shall not permit the same to flow freely on and over Lessor’s land. Lessee shall construct and maintain substantial gates where Lessee enters said premises, so constructed as to turn livestock. At the time of abandonment of the leased premises, Lessee shall restore the same to substantially their present condition insofar as can reasonably be done as concerns any material change in the surface thereof caused by operations of Lessee hereunder. It is agreed that neither the agents, servants nor contractors of Lessee shall ever carry a firearm of any sort when on said land, nor do any hunting or fishing of any nature on said land. It is understood and agreed that Lessor does not own the surface of the leased premises, and Lessee agrees to indemnify Lessor and hold Lessor harmless in connection with all operations on the leased premises.

23. The production records and receipts from sales of oil and gas pertaining to the production, transportation, sale and marketing of the oil and gas produced on said premises or lands pooled therewith shall, at all reasonable times, be subject to inspection and examination by the Lessor herein, or his representative. The sales contracts pertaining to said production shall be subject to inspection and examination by the Lessor herein or his representative, subject to the approval of the signatory parties to such contracts. The Lessor herein shall have a first lien on the oil and/or gas produced under this lease to secure the payment of all unpaid royalties and rentals that may become due to the lessor under this lease.

24. Lessor makes no warranty of title, express or implied, with respect to such leased premises.

25. The foregoing typewritten agreements and provisions shall supersede and govern the provisions in the printed text to the contrary, and shall inure to the benefit of, and be binding upon the parties thereto and their respective heirs, representatives, successors and assigns.

SIGNED FOR IDENTIFICATION:

/s/ George E. Watzlavick
GEORGE E. WATZLAVICK